Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated March 21, 2008, relating to the Juma Technology Corp. for the years ended December 31, 2007 and 2006 which appears in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading Expert in such Registration Statement.

Seligson & Giannattasio, LLP
White Plains, New York
May 9, 2008